Exhibit 10.1

FEDERATED INVESTORS, INC.

ANNUAL INCENTIVE PLAN

Approved by Shareholders April 24, 2002

Amended as of May 13, 2002

Amended as of July 23, 2002

Amended as of February 5, 2004

ARTICLE I - GENERAL PROVISIONS

1.1    Purpose

The purpose of the Federated Investors, Inc. Annual Incentive Plan (the “Plan”) is to advance the success of Federated Investors, Inc. and to thereby increase shareholder value by promoting the attainment of significant business objectives by the Company and basing a portion of the annual compensation of selected officers on the attainment of such objectives. The Plan is designed to: (i) further align the interests of Participants with the interests of the Company’s shareholders, (ii) reward Participants for creating shareholder value as measured by objectively determinable performance goals, and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

1.2    Definitions

For the purpose of the Plan, the following terms shall have the meanings indicated:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(c)	“Company,” means Federated Investors, Inc. and, solely for purposes of determining (i) eligibility for participation in the Plan, (ii) employment, and (iii) the calculation of any performance goal, shall include any corporation, partnership, or other organization of which controls, directly or indirectly, not less than 50 percent of the total combined voting power of all classes of stock or other equity interests or which is otherwise consolidated into the Company’s audited financial statements. For purposes of this Plan, the term “Company” shall also include any successor to Federated Investors, Inc.

(d)	“Committee” means the Compensation Committee of the Board (or any successor committee of the Board performing a similar function or the whole Board if the Board performs such functions) or, with respect to any particular function under the Plan identified by the Committee or the Board, any subcommittee of the whole Committee established by the whole Committee or the Board in order to comply with the definition of outside director under Section 162(m) of the Code.

(e)	“Common Stock” means the Company’s Class B Common Stock, no par value per share.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“Fair Market Value” means, on any date, the closing sale price of one share of Common Stock, as reported on the New York Stock Exchange or any national securities exchange on which the Common Stock is then listed or on the NASDAQ Stock Market’s National Market (“NNM”) if the Common Stock is then quoted thereon, as published in the Wall Street Journal or another newspaper of general circulation, as of such date or, if there were no sales reported as of such date, as of the last date preceding such date as of which a sale was reported. In the event that the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NNM, Fair Market Value shall be the closing bid price as reported by the NASDAQ Stock Market or The NASDAQ SmallCap Market (if applicable), or if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported. In the event that the Common Stock is not listed on the New York Stock Exchange, a national securities exchange or NNM, and is not listed for quotation on The NASDAQ Stock Market or The NASDAQ SmallCap Market, Fair Market Value shall be determined in good faith by the Committee in its sole discretion, and for this purpose the Committee shall be entitled to rely on the opinion of a qualified appraisal firm with respect to such Fair Market Value, but the Committee shall in no event be obligated to obtain such an opinion in order to determine Fair Market Value.

(h)	“Participant” means any person who has satisfied the eligibility requirements set forth in Section 1.4 and to whom an award has been made under the Plan.

(i)	“Operating Profits” means for the applicable Performance Period, the Company’s total revenue less distributions to minority interests and less total expenses (excluding amortization of intangible assets, impairment losses and debt expenses, including, without limitation, interest and loan fees) as reflected in the Company’s audited or unaudited financial statements as filed with the Securities and Exchange Commission.

(j)	“Performance Measures” means the criteria upon which awards will be based and, unless otherwise determined by the Committee, shall be any one or more of the following measures: (i) revenues; (ii) operating income; (iii) net income; (iv) earnings per share; (v) operating expenses; (vi) assets under management; (vii) product sales or market share; (viii) the performance of the Common Stock; (ix) the investment performance of Company products; (x) Operating Profits; (xi) identification of business opportunities and (xii) project completion.

(k)	“Performance Period” means, in relation to any award, the calendar year, or any other period, for which performance is being calculated, with each such period constituting a separate Performance Period.

(l)	“Performance Threshold” means, in relation to any Performance Period, the minimum level of performance that must be achieved with respect to a Performance Measure in order for an award to become payable pursuant to this Plan.

(m)	“Plan Pool” means, in relation to each calendar year, the amount, if any, that is available for distribution pursuant to the Plan with respect to such year which amount shall be a percentage of Operating Profits that shall not exceed 7.5% of the Operating Profits for such year.

(n)	“Target Award” means that percentage of the Plan Pool which the Committee sets as the maximum amount to be awarded to a Participant under the Plan for such Performance Period.

1.3    Administration

The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall, among other things, determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Measure(s) to be utilized) and determine whether the Performance Measures and Performance Thresholds for any award has been achieved. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee. Subject to the provisions of the Plan and to directions by the Board, the Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and to impose such terms, conditions, and restrictions on awards as it deems appropriate. The Committee may, with respect to Participants who are not subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s Chairman, President or Chief Executive Officer as it deems appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

1.4    Eligibility and Participation

Participation in the Plan shall be limited to officers, who may also be members of the Board who are determined by the Committee to be eligible for participation in the Plan and unless otherwise determined by the Committee, the Chairman of the Board, the Chief Executive Officer and any executive who is a member of the Board or is designated as a member of the Chief Executive Officer’s senior staff shall be eligible to participate in the Plan.

ARTICLE II - AWARD TERMS

2.1    Granting of Awards

The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn compensation in the event that the Company achieves the Performance Thresholds established by the Committee.

2.2    Establishment of Performance Thresholds

Each award shall be conditioned upon the Company’s achievement of one or more Performance Thresholds with respect to the Performance Measure(s) established by the Committee no later than ninety (90) days after the beginning of the applicable Performance Period, provided that for a Performance Period of less than one year, the Performance Measure must be established prior to the lapse of 25% of the Performance Period. The Committee, in its discretion, may establish Performance Thresholds for the Company as a whole or for only the business unit of the Company in which a given Participant is involved, or a combination thereof. In addition to establishing a minimum performance level below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than the Target Award may be paid so long as the Performance Threshold has been exceeded. The Committee may adjust the Performance Thresholds and measurements to reflect significant unforeseen events and other factors; provided, however, that the Committee may not make any such adjustment with respect to any award to an individual who is then a “covered employee” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Code, or any successor provision (“Section 162(m)”), if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m).

2.3    Other Award Terms

The Committee may, in its sole discretion, establish one or more additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, a business unit or the Participant. Furthermore, the Committee may, in its discretion, reduce the amount of any award to a Participant if it concludes that such reduction is appropriate based upon (i) evaluations of such Participant’s performance, (ii) comparisons with compensation received by executive officers of other companies in the Company’s industry, (iii) the Company’s financial results and conditions and (iv) such other business factors deemed relevant by the Committee. In addition, the Committee may establish a minimum Bonus Pool that must be available as a condition precedent to any distribution pursuant to Section 2.5 hereof.

2.4    Certification of Achievement of Bonus Pool Performance Thresholds

The Committee shall, prior to any payment under the Plan, certify in writing the extent, if any, that the Performance Threshold(s) and any other material terms have been achieved and the amount, if any, of the Bonus Pool. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made shall be treated as written certification.

2.5    Distribution of Awards

Awards under the Plan shall be paid in cash as soon as practicable after financial statements for the Performance Period have been prepared and the Committee has certified (i) the amount, if any, of the Bonus Pool, and (ii) that the Performance Threshold(s) has been achieved. Notwithstanding the foregoing, the Committee may, in it sole discretion: (i) elect to pay all or a portion of the award in one or more equal installments over such period as may be established by the Committee; (ii) defer the payment of all or a portion of the award under such terms, conditions or restrictions as may be established or imposed by the Committee; (iii) permit a Participant to elect to receive, in lieu of receiving cash, all or a portion of the total award value in the form of Common Stock, restricted Common Stock, non-qualified stock options to purchase Common Stock, or such other stock-based award as maybe authorized by the Committee; and (iv) satisfy the payment of all or a portion of the total award value in the form of Common Stock, restricted Common Stock, non-qualified stock options to purchase Common Stock, or such other stock-based award as may be authorized by the Committee. Any stock-based award granted as payment of an award shall be granted pursuant to the Federated Investors, Inc. Stock Incentive Plan or any successor thereto ;provided, however, that any non-qualified stock option to purchase Common Stock shall have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant. The number of stock options to be granted shall be determined by the Committee and shall be based upon the value of the options as determined under the Black-Scholes option-pricing model or such other option valuation model or calculation that the Committee, in its sole discretion, shall determine is appropriate. The number of any other stock-based awards to be granted shall be determined by such methods or procedures as the Committee, in its sole discretion, shall determine is appropriate.

2.6    Termination of Employment

Unless otherwise determined by the Committee, a Participant must be actively employed by the Company on the date his or her award (or any portion thereof) is to be paid (“the Payment Date”) in order to be entitled to payment of any award (or portion thereof).

2.7    Maximum Amount Available for Awards

The maximum amount payable pursuant to the Plan to the Company’s Chief Executive Officer for any Performance Period shall be 24% of the Plan Pool. The maximum amount payable pursuant to the Plan to any other Participant shall be 19% of the Plan Pool.

ARTICLE III - OTHER PROVISIONS

3.1    Withholding Taxes

Whenever the Company is required to satisfy income or employment tax withholding requirements with respect to an award under the Plan , the Company shall have the right to withhold from the payment of any such award, or require the Participant to remit to the Company prior to or contemporaneous with the payment of any such award, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

3.2    Adjustments

Awards may be adjusted by the Committee in the manner and to the extent it determines to be appropriate to reflect stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, reclassifications or other relevant changes in capitalization occurring after the date of the award; provided, however, that the Committee may not make any such adjustment with respect to any award to an individual who is then a “covered employee” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Code, or any successor provision (“Section 162(m)”), if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m).

3.3    No Right to Employment

Nothing contained in the Plan or in any Award shall confer upon any Participant any right with respect to continued employment with the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

3.4    Nontransferability

A Participant’s rights under the Plan, including the right to amounts payable may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution.

3.5    Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or separate funds. With respect to any payment not yet made to a Participant, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.

3.6    Foreign Jurisdictions

The Committee shall have the authority to adopt, amend, or terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign countries in order to promote achievement of the purposes of the Plan.

3.7    Other Compensation Plans

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company.

ARTICLE IV - AMENDMENT AND TERMINATION

The Board of Directors may modify, amend, or terminate the Plan at any time except that, no modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under an award previously made to such Participant without the consent of such Participant.

ARTICLE V - EFFECTIVE DATE

The Plan shall become effective immediately upon the approval and adoption thereof by Board, but is subject to the further approval and adoption by the holders of the Class A Common Stock of the Company.